June 1, 2005	Contact:	Chris Ahearn
Lowe’s Companies, Inc.
704-758-2304 chris.b.ahearn@lowes.com

LOWE’S ANNOUNCES EXECUTIVE CHANGES

MOORESVILLE, N.C.—Lowe’s Companies, Inc. (NYSE: LOW) announced today that senior executive vice president of merchandising/marketing, Dale C. Pond, plans to retire effective June 30.

Pond, 59, joined Lowe’s in 1993, after serving in a number of senior management roles at other home improvement companies, leading retailers and an advertising agency.

“Dale has been a great asset to Lowe’s over the past 12 years and served as a key member of the team that developed and implemented our enhanced store environment, product offering and marketing campaigns,” said Robert A. Niblock, chairman, president and CEO. “We thank Dale for his contributions and wish him well as he enjoys his retirement.”

Pond will be replaced by 36-year Lowe’s veteran Larry D. Stone, 53, currently senior executive vice president of operations. Stone’s responsibilities will include merchandising, marketing, store planning/development and store remerchandising. In his new role, Stone will be responsible for all aspects of Lowe’s store environment.

“Larry Stone is widely regarded as one of the top store operations and merchandising executives in retail today,” said Niblock. “His deep experience and success in virtually every area of Lowe’s operations will allow us to build on our already strong merchandising and marketing programs.”

Stone began his career at Lowe’s in 1969 and has served in a number of increasingly responsible positions in merchandising and operations. He has led Lowe’s store operations since 1996.

Nick Canter, 54, currently senior vice president of operations for the company’s North Central Division, has been promoted to executive vice president of store operations, responsible for all Lowe’s stores nationwide, as well as installed sales and the company’s commercial business customer (CBC) initiative. He will report to Niblock.

“Having spent 31 years in Lowe’s stores across the country, Nick has a deep understanding of store operations and our customer franchise,” said Niblock. “He has excelled in a number of key assignments and has consistently delivered outstanding results for the company. Nick will be an even greater asset to Lowe’s in this expanded role.”

Canter began his Lowe’s career in 1974 and has served as senior vice president of store operations since 1999. In addition to running the company’s North Central Division, he also led Lowe’s entry into the Northeast, launching new stores in the Boston and New York metropolitan areas. Previously, Canter served as regional vice president of the Southeast Region. He also has significant merchandising experience, having served as senior vice president/general merchandising manager responsible for building products.

With fiscal year 2004 sales of $36.5 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 11 million customers a week at more than 1,100 home improvement stores in 48 states. Based in Mooresville, N.C., the 59-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

###